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                                   Exhibit 21

                           SUBSIDIARIES OF REGISTRANT



               Name                     Jurisdiction of Incorporation   Business Name
-------------------------------------   -----------------------------   -------------
Force 4 D.P. Supplies, Inc.                      Oregon, USA            Same as Name

Diversified Data Products, Inc.                 Michigan, USA           Same as Name

Diversified Data Products (U.K.), Ltd.          United Kingdom          Same as Name

CEM (Overseas) Limited                      British Virgin Islands      Same as Name
